PROLOR BIOTECH AWARDED ISRAELI GOVERNMENT GRANT OF UP TO $1.6 MILLION
FOR ITS LONGER-ACTING HUMAN GROWTH HORMONE PROGRAM

Nes-Ziona, Israel – April 12, 2010 – PROLOR Biotech, Inc. (NYSE Amex: PBTH), a company developing next generation biobetter therapeutic proteins, today announced that the Israeli Office of the Chief Scientist (“OCS”) has approved a 2010 continuation of its grant to PROLOR’s Israeli-based R&D subsidiary for the company’s development program for

hGH-CTP, its proprietary longer-acting version of human growth hormone (hGH).

Human growth hormone is indicated for the long-term treatment of children and adults with growth hormone deficiency due to inadequate secretion of endogenous growth hormone.  hGH is also sometimes used to counter involuntary weight loss and for certain physical manifestations of aging.  Currently available forms of hGH must be injected daily.  In contrast, clinical data to date suggests that hGH-CTP, PROLOR’s biobetter form of growth hormone, has the potential to require only bi-monthly or weekly injections.  Current global sales of human growth hormone products are estimated at about $3 billion annually.

PROLOR recently reported positive results from a Phase I trial of hGH-CTP.  In this study, hGH-CTP met all safety and tolerability endpoints at all doses and for all participants, and showed that it has the potential to reduce required dosing frequency from one injection per day to just two injections per month.  Based on these positive early results, the OCS approved a special continuation grant to support the further clinical development of PROLOR’s hGH-CTP during 2010.  The grant is designed to provide cash reimbursements for up to $1.6 million of the expenses paid for hGH-CTP product development during 2010.

“This new grant follows the grant for our interferon beta-CTP program that the OCS awarded PROLOR last month,” said Abraham Havron, Ph.D., Chief Executive Officer of PROLOR.  “We view these grants as important non-dilutive cash resources for PROLOR’s development programs and as validation of the clinical and commercial potential of PROLOR’s CTP technology.  Going forward, we also hope to obtain sizable cash grants from the OCS for our hGH-CTP development expenses in 2011 and 2012.”

Under the terms of the grant, PROLOR is required to repay the OCS the sum of the grant plus accrued interest through a series of payments that would begin only upon generation of commercial revenues from the hGH-CTP product or other products that PROLOR develops with its CTP technology.

ABOUT PROLOR BIOTECH

PROLOR Biotech, Inc. is a biopharmaceutical company applying unique technologies, including its patented CTP technology, primarily to develop longer-acting, biobetter, proprietary versions of already approved therapeutic proteins that currently generate billions of dollars in annual global sales.  The CTP technology is applicable to virtually all proteins and PROLOR is currently developing long-acting versions of human growth hormone, which is in clinical development, and interferon beta, factor VII, factor IX and erythropoietin, which are in preclinical development, as well as GLP-1 and other therapeutic peptides.  For more information on PROLOR, visit www.prolor-biotech.com.

Safe Harbor Statement:  This press release contains forward-looking statements, which may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “would”, “intends,” “estimates,” “suggests” and other words of similar meaning, including statements regarding the results of current clinical studies and preclinical experiments and the effectiveness of PROLOR’s long-acting protein programs, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect PROLOR’s business and prospects, including the risks that PROLOR may not succeed in generating any revenues or developing any commercial products, including any long-acting versions of human growth hormone, erythropoietin, interferon beta, GLP-1, and other products; that the long-acting products in development may fail, may not achieve the expected results or effectiveness and/or may not generate data that would support the approval or marketing of these products for the indications being studied or for other indications; that ongoing studies may not continue to show substantial or any activity; that the actual dollar amount of any grants from Israel’s Office of the Chief Scientist is uncertain and is subject to policy changes of the Israeli government, and that such grants may be insufficient to assist with product development; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. The results of clinical trials in humans may produce results that differ significantly from the results of clinical and other trials in animals. The results of early-stage trials may differ significantly from the results of more developed, later-stage trials. The development of any products using the CTP platform technology could also be affected by a number of other factors, including unexpected safety, efficacy or manufacturing issues, additional time requirements for data analyses and decision making, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing and the impact of patents and other proprietary rights held by competitors and other third parties. In addition to the risk factors described above, investors should consider the economic, competitive, governmental, technological and other factors discussed in PROLOR’s filings with the Securities and Exchange Commission.  The forward-looking statements contained in this pres release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements, except as required under applicable law.

PROLOR CONTACT	MEDIA CONTACT:
Shai Novik, President	Barbara Lindheim
PROLOR Biotech, Inc.	GendeLLindheim BioCom Partners
Tel: +1 866 644-7811	+1 212 918-4650
Email: shai@prolor-biotech.com